UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 30, 2010

HMS Holdings Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	0-50194	11-3656261
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

401 Park Avenue South, New York, New York		10016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 725-7965

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2010, HMS Holdings Corp. (the "Registrant") entered into a Stock Purchase Agreement (the "Agreement") by and among the Registrant, Dennis Demetre, Lori Lewis, John Alfred Lewis and Christopher Brandon Lewis (collectively, the "Shareholders") and Allied Management Group – Special Investigation Unit (AMG-SIU and together with the Shareholders, the "Sellers"), pursuant to which the Registrant purchased all of the issued and outstanding common stock of AMG-SIU from the Shareholders in an all-cash transaction (the "Acquisition"). Under the terms of the Agreement, the closing the Acquisition took place concurrently with the execution of the Agreement. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

AMG SIU, which is based in Santa Ana, California, is a leading provider of fraud, waste, and abuse prevention and detection solutions for healthcare payors.

The Agreement provides that the purchase price for all the issued and outstanding common stock of AMG-SIU includes an upfront payment of $13.0 million (the "Upfront Payment"), which is subject to a post-closing adjustment related to AMG-SIU’s working capital, and additional estimated future payments (each a "Contingent Payment" and collectively, the "Contingent Payments") valued in the aggregate at $13.2 million, which are contingent upon AMG-SIU’s financial performance for each of the twelve month periods ending June 30, 2011 and June 30, 2012 (the Upfront Payment together with the Contingent Payments shall be referred to as the "Purchase Price"). Any Contingent Payment owed for the period ending June 30, 2011, shall be payable by September 30, 2011, and any Contingent Payment owed for the period ending June 30, 2012 shall be payable by September 30, 2012.

Under the terms of the Agreement, the Registrant and AMG-SIU made a number of representations and warranties to each other and agreed to customary covenants in the Agreement. In addition, the Registrant agreed to indemnify the Shareholders against certain losses that result from any breach of the Registrant’s representations and warranties, any breach or default in performance by the Registrant of the covenants, agreements, or conditions under the Agreement and any taxes or other actions arising from or relating to events occurring after the closing date. Under the Agreement, the Sellers agreed to jointly and severally indemnify the Registrant against certain losses that result from any breach of AMG-SIU’s representations and warranties, any breach or default in performance by the Sellers of any covenants, agreements or conditions under the Agreement and any taxes or other actions arising from or relating to events occurring prior to the closing date of the Acquisition. In connection with the Agreement the Registrant and the Sellers entered into an Escrow Agreement pursuant to which the Sellers have deposited $3.5 million (the "Escrow Deposit"), which shall be subject to release at the rate of fifty percent (50%) on the first anniversary of the closing date, and twenty-five percent (25%) on the second and third anniversary dates of the closing date. Seller’s indemnification obligations depend upon the type of indemnification claim and range from the portion of the Escrow Deposit that has not been released to the Sellers, to the Purchase Price, to unlimited in the case of a breach of certain fundamental representations. All parties’ potential indemnification obligation extends from the closing date until third anniversary of the closing date.

The representations and warranties contained in the Stock Purchase Agreement were made only for the purposes of the Stock Purchase Agreement. Those representations and warranties may be subject to important limitations and qualifications agreed to by the contracting parties, and may not be complete as of the date of this Current Report on Form 8-K. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to contractual standards of materiality different from that generally applicable to public disclosures. Furthermore, the representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and they may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this Current Report on Form 8-K. Accordingly, you should not rely upon the representations and warranties in the Agreement as statements of factual information.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. A copy of the press release announcing the acquisition of AMG-SUI is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

Also on June 30, 2010, Health Management Business Services, Inc. ("HMS Business Services"), a subsidiary of the Registrant, entered into a Purchase Agreement pursuant to which it purchased the building in Irving, Texas where a majority of HMS Business Services employees are located. The purchase price was $9.8 million. A copy of the press release announcing the purchase is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.1 Stock Purchase Agreement Between HMS Holdings Corp. and Dennis Demetre, Lori Lewis, John Alfred Lewis and Christopher Brandon Lewis and Allied Management Group – Special Investigation Unit (AMG-SIU)
99.1 AMG-SIU Press Release dated July 2, 2010
99.2 Press Release dated July 2, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HMS Holdings Corp.

July 7, 2010	By:	Walter D. Hosp

Name: Walter D. Hosp
Title: SVP and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Stock Purchase Agreement Between HMS Holdings Corp. and Dennis Demetre, Lori Lewis, John Alfred Lewis and Christopher Brandon Lewis and Allied Management Group – Special Investigation Unit (AMG-SIU)
99.1	AMG-SIU Press Release dated July 2, 2010
99.2	Press Release dated July 2, 2010